Exhibit 3.2(x)

CONVERSENT COMMUNICATIONS OF VERMONT, LLC
(d/b/a ONE COMMUNICATIONS)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

Dated as of June 30, 2006

CONVERSENT COMMUNICATIONS OF VERMONT, LLC
(d/b/a ONE COMMUNICATIONS)

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY OPERATING AGREEMENT

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT is entered into as of June 30, 2006 by and between Conversent Communications of Vermont, LLC (d/b/a One Communications) (the “Company”) and the members identified on Schedule I hereto (each a “Member” and collectively, the “Members”).

WHEREAS, the Company was originally organized on August 7, 1998 as Conversent Communications of Vermont, LLC;

WHEREAS, the parties desire to amend and restate the existing Operating Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, the parties hereto hereby agree as follows:

ARTICLE 1

USAGE

1.1                                 Definitions. Capitalized terms used in this Agreement have the meanings set forth in the Appendix attached to this Agreement.

1.2                                 Gender and Number. Whenever required by the context hereof all pronouns and any variations thereof will be deemed to refer to the masculine, feminine and neuter, singular and plural.

ARTICLE 2

GENERAL PROVISIONS

2.1                                 Formation. The Company was organized as a limited liability company by the filing of the Articles of Organization pursuant to the Act with the Vermont Secretary of State on August 7, 1998.

2.2                                 Name. The name of the Company is “Conversent Communications of Vermont, LLC”, and the Company shall conduct its business under such name or any assumed, fictitious or other name permitted by law to which the Members may consent. The Members hereby authorize the Company to do business under the name of “One Communications.” Except as otherwise expressly provided in this Agreement, the rights and obligations of each Member with respect to the Company shall be governed by the Act.

2.3                                 Purpose. The Company is organized to engage in any lawful activity for which a limited liability company may be formed under the laws of the State of Vermont.

2.4                                 Office. The principal place of business of the Company shall be located at 220 Bear Hill Road, Waltham, MA 02451, or such other location as the Members may determine from time to time.

2.5                                 Term. The term of the Company commenced with the filing of the Certificate with the office of the Vermont Secretary of State, and shall continue unless dissolved and terminated pursuant to Section 11.1.

2.6                                 Ownership of Company Property. All property acquired by the Company, real or personal, tangible or intangible, shall be owned by the Company as an entity, and the Member(s) shall not have any ownership interest therein. The Member(s) hereby expressly waives the right to require partition of any Company property or any part thereof.

2.7                                 No State-Law Partnership. The Member(s) intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be an agent, partner or joint venturer of any other Member, for any purposes other than for tax purposes, and this Agreement shall not be construed to suggest otherwise.

2.8                                 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Vermont shall be at 141 Peaked Mountain Road, Townshend, VT 05353 and the name of the registered agent is National Registered Agents, Inc.

2.9                                 Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction, the Member(s) shall cause the Company to comply with all applicable requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Company shall not conduct business in any jurisdiction that does not respect the limited liability of the Member(s).

2.10                           Conflict. To the extent that any provision of this Agreement is determined to be in conflict with or inconsistent with the Act, the provisions of the Act shall govern and this Agreement shall be modified to the limited extent required by the Act to make such provisions comply therewith.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

3.1                                 Initial Capital Contributions. On or prior to the date of the original operating agreement, the Member(s) contributed to the Company, in exchange for their Ownership Interests, the amounts listed next to the Member’s name on Schedule I hereto.

3.2                                 Additional Capital Contributions. The Member(s) may contribute additional cash, or property to the Company in such amounts and proportions, at such values, and at such time or times, as the Member(s) may agree, provided that, except as set forth in Section

3.1, the Member(s) shall not be required to make any capital contributions to the Company, cure any deficit in such Member’s Capital Account, or lend any funds to the Company.

3.3                                 Additional Members. Any Person admitted to the Company as an Additional Member after the Effective Date pursuant to Section 8.3 shall contribute such amount of cash and/or property to the capital of the Company, and at such time or times, as the Member(s) shall determine.

3.4                                 Capital Accounts.

(a)                                  A separate Capital Account shall be established for each Member and maintained in accordance with the provisions of Treasury Regulation section 1.704- 1(b)(2)(iv). Each Member’s Capital Account shall be (i) increased by such Member’s Capital Contributions and by such Member’s allocable share of Net Income and items of Company income and gain, (ii) decreased by such Member’s allocable share of Net Loss and items of Company loss and deduction and by the amount of cash and the net Fair Market Value of property distributed by the Company to such Member, and (iii) otherwise adjusted in the manner provided in this Agreement.

(b)                                 Immediately prior to any distribution of Company assets in kind, each Member’s Capital Account shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in the assets to be distributed (and not already reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for Fair Market Value on the date of distribution.

(c)                                  Immediately prior to (i) any contribution of money or other property to the Company by a new or existing Member as consideration for an Ownership Interest in the Company, (ii) any distribution of money or other property by the Company to a Member in redemption of all or part of such Member’s Ownership Interest, or (iii) the liquidation of the Company pursuant to Article 11, each Member’s Capital Account shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in all Company assets (and not already reflected in the Members’ Capital Accounts) would be allocated among the Members pursuant to Article 5 if such assets were sold for Fair Market Value on the date of such contribution, liquidation or incorporation.

3.5                                 Return of Capital Contributions; Interest. No Member will have the right to the return of such Member’s Capital Contribution, except as expressly provided in this Agreement. No Member will have the right to withdraw all or any part of such Member’s Ownership Interest in the Company, to receive a return of interest on his or her Capital Contributions or the balance in his or her Capital Account, or to receive any distributions or payments from the Company, except as expressly provided in this Agreement.

3.6                                 Percentage Interest. The total Percentage Interests outstanding in the Company held by the Members shall at all times total one hundred percent (100%). An individual Member’s Percentage Interest in the Company shall be determined by dividing such Member’s aggregate Capital Contributions to the Company by the total Capital Contributions made to the Company by the Member(s).

ARTICLE 4

COMPANY EXPENSES

The Company shall be responsible for and shall pay, or shall reimburse the Member(s) for, all Company Expenses. All Company Expenses shall be paid out of funds of the Company, and shall be paid when and as determined by the Member(s).

ARTICLE 5

ALLOCATIONS

5.1                                 Net Income. After all allocations have been made pursuant to Sections 5.3 and 5.4, Net Income for any period shall be allocated as follows:

(a)                                  first, to any Member to whom Net Loss has been allocated previously pursuant to Section 5.2(c), to the extent of such cumulative allocations of Net Loss, reduced by any prior allocations of Net Income to such Member pursuant to this Section 5.1(a); and

(b)                                 thereafter, to the Members in proportion to their respective Percentage Interests.

5.2                                 Net Loss. After all allocations have been made pursuant to Section 5.3 and 5.4 Net Loss for any period shall be allocated as follows:

(a)                                  first, to the Members to the extent of and in proportion to the positive balances in their Capital Accounts; and

(b)                                 thereafter, to the Members in proportion to their respective Percentage Interests.

(c)                                  Notwithstanding any other provision of this Section 5.2, Net Loss shall not be allocated to a Member to the extent such allocation would create or increase a deficit in such Member’s Adjusted Capital Account Balance, but shall instead be allocated to any other Member or Members with a positive Adjusted Capital Account Balance, to the extent of and in proportion to such positive balances, until the Adjusted Capital Account Balance of each Member has been reduced to zero.

5.3                                 Qualified Income Offset. Notwithstanding any other provision of this Article 5 except Section 5.4, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that creates or increases a deficit in such Member’s Adjusted Capital Account Balance, items of Company income and gain shall be allocated to such Member in the amount and proportion necessary to eliminate such deficit Adjusted Capital Account Balance as quickly as possible, provided, however that items of Company loss and deduction shall subsequently be allocated among the Members so as to achieve as nearly as possible the results that would have been achieved had this Section 5.3 not been included in this Agreement (except that no allocation shall be made that would contravene Treasury Regulation section 1.704-1(b)(2)(ii)(d)). The items of Company income or gain (and subsequent loss or deduction) allocated pursuant to this Section 5.3 in any fiscal year of the Company shall not be taken into account in calculating Net Income or Net Loss for such fiscal year that is otherwise allocable pursuant to this Article 5.

5.4                                 Allocations Attributable to Nonrecourse or Member Nonrecourse Debt. In the event the Company incurs nonrecourse debt, whether advanced by a third party or by a Member, that is subject to the provisions of Treasury Regulation section 1.704-2, Net Income, Net Loss and items of Company income, gain, loss and deduction shall be allocated among the Members in such manner as the Members, on the advice of the Company’s counsel or accountants, determine to be required pursuant to Treasury Regulation section 1.704-2 (including implementation of a minimum gain chargeback or “partner minimum gain chargeback,” as defined in such Treasury Regulation).

5.5                                 Tax Allocations.

(a)                                  Except as provided below in Section 5.5(b), Company income, gain, loss, deduction and credit, as calculated for tax purposes, shall be allocated among the Members, to the extent possible, in accordance with the allocations of the corresponding Net Income, Net Loss or items thereof among the Members pursuant to Sections 5.1  through 5.4.

(b)                                 Income, gain, loss, deduction and credit, as calculated for tax purposes, with respect to (i) property contributed to the Company by a Member and (ii) Company property that has been revalued pursuant to Section 3.4(c) shall be allocated among the Members in accordance with the principles of Code section 704(c), using such method as shall be selected by the Members, so as to take account of the variation, at the time of contribution or revaluation, between the property’s tax basis and book value, as required pursuant to Treasury Regulation sections 1.704-1(b)(4)(i) and 1.704-3.

5.6                                 Changes in Ownership Interest. Upon the admission of an Additional Member or the transfer of an Ownership Interest in the Company, the Members shall determine the proper allocation of Net Income, Net Loss and items of income, gain, loss, deduction and credit to the periods before and after such admission or transfer using any method permitted under Code section 706 and the Treasury Regulations thereunder.

ARTICLE 6

DISTRIBUTIONS

6.1                                 Distributions. At the discretion of the Members, and subject to Section 6.2 and Section 6.3 below, the Company may (but shall not be required to), distribute to the Member(s), in proportion to their respective Percentage Interests, cash or other Company property in such amounts and at such time or times as the Member(s) may agree.

6.2                                 Distribution Policy. Notwithstanding any other provision of this Agreement, distributions will be made only to Member(s) with positive Adjusted Capital Account Balances (calculated following all allocations for the period ending immediately prior to the distribution) and then to each such Member only to the extent of such Member’s positive Adjusted Capital Account Balance.

6.3                                 Restriction on Distributions.

(a)                                  No distribution shall be made if, after giving effect to the distribution:

(i)                                     The Company would not be able to pay its debts as they become due in the usual course of business; or

(ii)                                  The Company’s total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Member(s), if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

(b)                                 The Member(s) may base a determination that a distribution is not prohibited on any of the following:

(i)                                     Financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances;

(ii)                                  A fair valuation; or

(iii)                               Any other method that is reasonable in the circumstances.

The effect of a distribution is to be measured as of the date the distribution is authorized if the payment is to occur within 30 days after the date of authorization, or the date payment is made if it is to occur more than 30 days after the date of authorization.

(c)                                  A Member who votes for a distribution in violation of this Agreement or the Act shall be personally liable to the Company for the amount of the distribution that exceeds what could have been distributed without violating this Agreement or the Act if it is established that the Member did not act in compliance with this Section 6.3. Any Member who is so liable shall be entitled to compel contribution from (i) each other Member who also is so liable, and (ii) each Member for the amount such Member received with knowledge of facts indicating that the distribution was made in violation of this Agreement or the Act.

6.4                                 Return of Distributions. Members who receive distributions made in violation of the Act or this Agreement shall return such distributions to the Company. Except for those distributions made in violation of the Act or this Agreement, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

6.5                                 Withholding from Distributions. To the extent that the Company is required by law to withhold or to make tax or other payments on behalf of or with respect to any Member, the Company may withhold such amounts from any distribution and make such payments as so required. For purposes of this Agreement, any such payments or withholdings shall be treated as a distribution to the Member on behalf of whom the withholding or payment was made.

ARTICLE 7

MANAGEMENT OF THE COMPANY

7.1                                 Member Management. Subject to Section 7.2 below, the business and affairs of the Company shall be managed by the Members by the affirmative vote of a majority-in-interest of the Members (unless otherwise provided herein). The Members shall have the power to do any and all acts necessary or convenient to, or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the Act.

7.2                                 Rights and Powers of Officers.  The business and affairs of the Company shall be managed and the conduct of its day-to-day affairs shall be controlled by the Members through such officers appointed by them, and including each other, as it deems desirable to effect and carry out the Company’s business (“Officers”). Each Officer appointed by the Company shall be subject to the control and direction of the Members and shall have such duties and responsibilities as the Members shall determine. No Member shall act as agent for the Company or bind the Company in any respect unless expressly authorized by this Agreement or pursuant to any action taken in writing by the Members. As of the Effective Date, each of Messrs. Thomas J. Casey, R. Charles Mancini, John D. Pittenger and James P. Prenetta, Jr. shall serve as Officers, with Mr. Casey to serve as President and Chief Executive Officer, Mr. Mancini to serve as Chief Financial Officer, Mr. Pittenger to serve as Senior Vice President and Treasurer and Mr. Prenetta to serve as Executive Vice President, Secretary and General Counsel. Subject to the terms of this Agreement, the Officers shall have all rights and powers on behalf and in the name of the Company, directly or through delegation to other officers, to perform all acts necessary and desirable to the objects and purposes of the Company. Without limiting the generality of the foregoing, the Officers shall have the power, directly or through officers, to execute contracts and guaranties, incur liabilities, borrow money, and make final management decisions related to the Company’s day-to-day operations, including but limited to, establishing bank accounts, engaging and supervising the Company’s employees, independent contractors, agents and other personnel as required on such terms as the Officers deem reasonable and appropriate and procuring other insurance (including professional liability coverage), legal services and accounting services, in each case, in the ordinary course of Company’s business.

7.3                                 Authority to Act for the Company. Each Member is an agent of the Company for the purpose of its business, and the act of every Member, including the execution in the name of the Company of any instrument, for apparently carrying on in the usual way of the business of the Company, binds the Company, unless (i) the Member so acting has in fact no authority to act for the Company in the particular matter and (ii) the person with whom he or she is dealing has knowledge of the fact that the Member has no such authority.

7.4                                 Duties of the Members. The Members shall take all actions that may be necessary or appropriate for the conduct of the Company’s business in accordance with the provisions of this Agreement and applicable laws and regulations. The Members shall act at all times in good faith and in such manner as may be required to protect and promote the interest of the Company and each other.

ARTICLE 8

MEMBERS

8.1                                 Limited Liability. The Members will not be personally liable for any obligations of the Company and, except as otherwise provided herein or under the Act or any other applicable law, will have no obligation to make contributions to the Company in excess of their respective Capital Contributions.

8.2                                 No Resignation, Withdrawal or Borrowing. Except as otherwise provided in this Agreement, no Member may (a) withdraw as a Member of the Company, (b) be required to withdraw as a Member or (c) borrow or withdraw any portion of such Member’s Capital Contribution or Capital Account from the Company.

8.3                                 Additional Members and Additional Capital Contributions from Members. At any time and from time to time after the Effective Date, the Members may cause the Company to admit one or more Persons as Additional Members or may accept additional Capital Contributions from any Person, including its then-current Members. The terms of (a) any such Additional Member’s admission, including such Person’s Capital Contributions, Percentage Interest and Ownership Interest and (b) the terms upon which any Capital Contribution is accepted by the Company, shall be determined in accordance with this Section 8.3. The Percentage Interests and the Ownership Interests of the existing Members shall be reduced pro rata, based on their relative Percentage Interests and Ownership Interests (a) prior to admission of any Additional Member, to reflect such Additional Member’s acquisition of a Percentage Interest and Ownership Interest and (b) at the time of a Capital Contribution, to reflect the effect thereof on each Member’s Percentage Interest and Ownership Interest. Notwithstanding the foregoing, no Person shall be admitted as an Additional Member unless (a) each such Additional Member shall execute and deliver a counterpart of this Agreement and (b) the Members are satisfied that such admission would not result in a violation of any applicable law, including federal or state securities laws, or any term or condition of this Agreement.

8.4                                 Death, Insanity or Bankruptcy of a Member. The death, adjudication of insanity or Bankruptcy of any Member (the “Terminating Member”) shall not dissolve the Company, unless the remaining Members, within thirty (30) days of such death, adjudication of insanity or Bankruptcy, unanimously consent to terminate the business of the Company and not purchase the interest of the Terminating Member in accordance with Section 11.2.

8.5                                 Meetings. The Members shall meet to discuss the Company’s affairs at such time or times, but no less often than annually, and at such location as the Members may agree. The location of meetings of the Members needs not be in the State of Vermont. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of the Members. In the event of a deadlock in any matter that prevents the Members from acting as contemplated by this Agreement, the provisions of Section 14.9(d) hereof shall apply.

8.6                                 Removal of a Member. Any Member may be required to terminate his/her membership interest and sell his/her Ownership Interests pursuant to Section 8.4 hereof and/or may be removed as a Member and his/her service to the Company may be terminated for Cause by majority vote of the Members who are not the subject Member and are not Affiliates of the subject Member, as the case may be.

ARTICLE 9

ACCOUNTS

9.1                                 Books. Complete and accurate books of account of the Company’s affairs shall be maintained at the Company’s principal office. Each Member shall have the right to inspect the Company’s books and records during normal business hours upon reasonable notice.

9.2                                 Fiscal Year. The fiscal year of the Company for both financial reporting and tax purposes shall be the calendar year.

9.3                                 Method of Accounting. The books and accounts of the Company shall be maintained using the accrual method of accounting for both financial reporting and tax purposes.

9.4                                 Tax Returns. The Company shall cause to be prepared and filed on a timely basis all federal state and local information tax returns required of the Company.

9.5                                 Bank Accounts. All funds of the Company shall be deposited in its name in an account or accounts maintained with a bank or banks selected by the Company. The funds of the Company shall not be commingled with the funds of any other Person. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and shall be signed by the Members or such employees of the Company as are designated thereby.

ARTICLE 10

VALUATION OF ASSETS

For purposes of this Agreement, the Fair Market Value of any asset of the Company or of a Member’s Ownership Interest shall be determined by agreement of the unanimous Members. If the Members are unable to agree on such Fair Market Value, then it shall be determined by a qualified independent appraiser selected by a majority of the Members, which consent shall not be unreasonably withheld; provided, however, for purposes of Section 11.2 hereof Fair Market Value shall be determined by a qualified independent appraiser appointed with the consent of a majority of the Members or their legal representatives, which consent shall not be unreasonably withheld.

ARTICLE 11

DISSOLUTION OF THE COMPANY

11.1                           Dissolution. Subject to the Act, the Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of

(a)                                  the written consent of Members holding at least eighty percent (80%) of the Ownership Interests to dissolve the Company; or

(b)                                 the sale or distribution by the Company of all or substantially all of its assets.

11.2                           Members’ Mandatory Call. In the event of the death, adjudication of incompetence, Bankruptcy or the giving of notice by a Terminating Member pursuant to Section 8.6, the remaining Members (the “Remaining Members”) shall be required (the “Members’  Mandatory Call”) to purchase all, but not less than all, of such Terminating Member’s Ownership Interests (the “Terminating Interests”) at the Fair Market Value. If there is more than one Remaining Member who desires to purchase the Terminating Interests, then each shall have the right to purchase its pro rata portion of the Terminating Interests. Promptly thereafter, the Fair Market Value of the Terminating Interests shall be determined in accordance with the provisions of Article 10. The closing of the purchases of Terminating Interests shall take place on the fifteenth (15th) business day following the determination of the Fair Market Value thereof at such place and time as the Members or their legal representatives shall agree. At the closing, the purchasing Remaining Members shall pay to the Terminating Member or his/her legal representative, by certified check or by wire transfer of immediately available funds, an amount of cash equal to the Fair Market Value of the portion of the Terminating Interests such Remaining Members are purchasing, and the Terminating Member or his/her legal representative shall execute such instruments Assigning the appropriate portion of the Terminating Interests to the Remaining Members, individually, as each such Remaining Member may reasonably request.

11.3                           Liquidation of Company Interests.

(a)                                  Liquidation. Upon dissolution of the Company pursuant to Section 11.1, the Company will be liquidated in an orderly manner. The Members shall select a Person or Persons, who may be a Member, to serve as liquidator (the “Liquidator”) to wind up the affairs of the Company pursuant to this Agreement.

(b)                                 Final Allocation and Distribution. Upon dissolution of the Company (whether or not an early dissolution), a final allocation of all items of income, gain, loss and deduction shall be made in accordance with Article 5, and all of the Company’s assets, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority (which order shall be without prejudice to the liability of the Company to its creditors under the Act in the event of the insolvency of the Company):

(i)                                     for the payment of the Company’s liabilities and obligations to its creditors and the expenses of liquidation;

(ii)                                  to the setting up of any reserves that the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company; and

(iii)                               to the Members in accordance with the positive balances in their respective Capital Accounts (after adjustments under Articles 3 and 5 have been made to such Capital Accounts).

11.4                           Liability for Return of Capital Contributions. Each Member, by execution of this Agreement, agrees that liability for the return of such Member’s Capital Contribution is limited to the Company’s assets and, in the event such assets are insufficient to return the amount of such Member’s Capital Contribution, hereby waives any and all claims whatsoever, including any claim for additional contributions that such Member might otherwise have, against the Company or any of its agents or representatives (in each case in the absence of conviction of fraud or willful misconduct and a judicial determination that such insufficiency was caused by such fraud or willful misconduct) by reason thereof. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the Company or any of its agents or representatives.

ARTICLE 12

AMENDMENTS

This Agreement may be amended with (but only with) the written consent of all of the Members.

ARTICLE 13

NOTICES

All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when personally delivered to the intended recipient or when sent by telecopy or facsimile followed by the mailing of a copy as set forth in clause (b) or (c) below; (b) on the business day after the date sent when sent by a national recognized overnight courier service; or (c) four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid if to the Company, to its address set forth in Section 2.5, and if to any Member, to the address set forth on Schedule I annexed hereto. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

ARTICLE 14

MISCELLANEOUS

14.1                           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior agreement or understanding among the parties hereto with respect to the subject matter hereof.

14.2                           Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Vermont, without regard to principles of conflicts of law.

14.3                           Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, and permitted successors and assigns.

14.4                           Counterparts. This Agreement may be executed either directly or by an attorney-in-fact, in any number of counterparts of the signature pages, each of which shall be considered an original and all of which together shall constitute one instrument.

14.5                           Separability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

14.6                           Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.7                           “Tax Matters Partner.” Conversent Communications, LLC shall be the “tax matters partner” for purposes of Code section 6231(a)(7).

14.8                           No Rights in Third Parties. The provisions of this Agreement are for the benefit of the Company and the Members, and are not intended to be for the benefit of any Person to whom any debts, liabilities or obligations are owed, or who otherwise has any claim against the Company or any Member, and no creditor or other Person shall obtain any rights under such provisions or solely by reason of such provisions shall be able to make any claims in respect of any debts, liabilities or obligations against the Company or any of the Members.

14.9                           Arbitration.

(a)                                  Each of the parties hereto hereby agrees between and among themselves that in the event of any dispute, controversy or claim arising out of or relating to this Agreement or the subject matter of this Agreement (including any deadlock relating to the voting of Members pursuant hereto) or the breach, termination or invalidity of this Agreement, the parties shall first meet in good faith to discuss and attempt to resolve their dispute, and, if this should prove unsuccessful, they shall then consult with an independent, third-party mediator relating to their disputes. If such discussions and mediation should fail to result in a resolution of such disputes after thirty (30) days, then the parties agree that their dispute shall be resolved by binding arbitration in accordance with procedures for binding non-judicial arbitration (“Arbitration”) then in effect under Vermont Law. Except as otherwise provided by law, the arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy, and the award shall be final, binding and enforceable, and may be confirmed by the judgment of a competent court.

(b)                                 The arbitrators shall be independent persons who are disinterested in the dispute or controversy and have no business or personal relationship with any of the parties to this Agreement. Each of the parties to the dispute shall select one arbitrator, and the arbitrators so selected shall then select one additional arbitrator and the parties so selected shall form a panel of arbitrators. In the event of a dispute involving an odd number of parties with non-parallel claims, the parties’ respective arbitrators shall select two additional arbitrators and the parties so selected shall form a panel of arbitrators.

(c)                                  The place of arbitration shall be Waltham, Massachusetts. The panel of arbitrators shall apply the law of the State of Vermont as in effect on the date of this Agreement.

(d)                                 The provisions of this Section 14.9 shall apply to resolve any deadlock in the decisions of the Members.

(e)                                  Except with respect to disputes described in Section 14.9(d) hereof, the prevailing party in any such arbitration shall be entitled to recover its costs and legal fees from the other party or parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Limited Liability Company Operating Agreement as their act and deed to be effective as of the day and year first above written.

CONVERSANT COMMUNICATIONS OF VERMONT, LLC

By:	/s/ James P. Prenetta, Jr.

James P. Prenetta, Jr.
Name

EVP, General Counsel and Secretary
Title

CONVERSANT COMMUNICATIONS LLC

By:	/s/ James P. Prenetta, Jr.

James P. Prenetta, Jr.
Name

EVP, General Counsel and Secretary
Title

SCHEDULE I

MEMBERS AND CAPITAL CONTRIBUTIONS
AND PERCENTAGE INTERESTS

Name and Address	Capital Contributions	Percentage Interest

Conversent Communications, LLC	$1,000.00	100%
220 Bear Hill Road
Waltham, MA 02451

APPENDIX

“Act” means the Vermont Statutes, Title 11, Chapter 21 Limited Liability Companies, Sections 3001-3184, as amended.

“Additional Members” means those Members, if any, admitted to the Company after the Effective Date.

“Adjusted Capital Account Balance” of a Member as of any date means the balance in such Member’s Capital Account as of such date (i) increased by any amount such Member is deemed obligated to contribute to the Company pursuant to Treasury Regulation section 1.704-1(b)(2)(ii)(c), 1.704-2(g)(i) or 1.704-2(i)(5) and (ii) reduced by any allocations or distributions to such Member described in Treasury Regulation section 1.704-1(b)(2)(ii)(d)(4), (5) or (6).

“Agreement” means this Amended and Restated Limited Liability Company Operating Agreement, as amended, supplemented or restated from time to time.

“Arbitration” has the meaning set forth in Section 14.9(a).

“Assign” means to sell, transfer, assign, pledge, hypothecate, mortgage or otherwise dispose of an Ownership Interest in the Company, whether voluntarily or by operation of law. “Assignor,” “Assignee” and “Assignment” have meanings corresponding to the foregoing.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing by such Person of a petition commencing a voluntary case in bankruptcy under applicable bankruptcy laws; (b) entry against such Person of an order for relief under applicable bankruptcy laws, if such order has not vacated or stayed within ninety (90) days after such entry; (c) written admission by such Person of its inability to pay its debts as they mature, or an assignment by such Person for the benefit of creditors; or (d) the appointment of a receiver for the property or affairs of such Person.

“Capital Account” of a Member means the account maintained by the Company for each Member pursuant to Section 3.4.

“Capital Contributions” of a Member means the amount of cash and the Fair Market Value of property contributed by such Member to the Company.

“Cause,” with respect to a Member or any employee of the Company, means (i) willful misconduct, (ii) breach of fiduciary duty involving personal profit, breach of a restrictive covenant against competition, disclosure of confidential information of the Company, or (iii) willful violation of any law, rule or regulation (other than traffic violations or similar offenses), which willful violation materially affects the Member’s or employee’s performance of his duties to the Company (it being understood and agreed that the commission of any crime of dishonesty or theft shall be deemed to materially affect the Member’s or employee’s performance of his duties to the Company); provided, however, with respect to any of the matters set forth in clause (i), the Member, as the case may be, shall, after receipt of written notice of such default, have thirty (30) days to cure such default in a manner reasonably satisfactory to the Members, with failure to cure constituting grounds for termination.

“Certificate” means the Articles of Organization filed with the Vermont Secretary of State on behalf of the Company and the Members on August 7, 1998.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means the limited liability company formed pursuant to this Agreement.

“Company Expenses” means all reasonable fees, expenses, costs, liabilities and obligations of the Company, including those incurred by any Member on behalf of the Company. Company Expenses shall include the following: (i) all out-of-pocket expenses incurred in connection with the operations or activities of the Company; (ii) all reasonable fees and expenses of consultants, accountants, counsel, vendors, suppliers, contractors and other third-party professionals; (iii) all reasonable costs of insurance coverage maintained with respect to the Company Business; (iv) taxes, fees and governmental charges levied against the Company or with respect to the property used by the Company in its business; (v) all indemnification expenses of the Company; and (vi) all reasonable costs of organizing the Company.

“Effective Date” means the date as of which this Agreement is entered into.

“Fair Market Value” of any asset, Ownership Interest or the Company Business means the value of such asset or business determined in accordance with Article 10.

“Liquidator” has the meaning set forth in Section 11.3(a).

“Member” and “Members” have the respective meanings set forth in the preamble hereto, and shall include any Substituted Members and/or Additional Members whose addition or substitution is approved in accordance with the terms hereof.

“Members’ Mandatory Call” has the meaning set forth in Section 11.2.

“Net Income” and “Net Loss” for each fiscal year or part thereof means the income and loss of the Company for that period, as determined for federal income tax purposes, including all distributive items under Code section 702, adjusted to take into account any tax- exempt income of the Company and any expenses of the Company that are described in Code section 705 or 709 as not deductible or chargeable to capital account, and further adjusted as follows:

(a)                                  upon adjustment of the book value of Company property pursuant to Section 3.4(b) or (c), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property; be computed by reference to such property’s book value in accordance with Treasury Regulation section 1.704-1(b)(2)(iv)(g); and

(b)                                 items of income, gain, loss or deduction attributable to the disposition of Company property having a book value that differs from its adjusted basis for tax purposes shall be computed by reference to such property’s book value in accordance with Treasury Regulation section 1. 704-1 (b)(2)(iv)(g).

“Officers” has the meaning set forth in Section 7.2.

“Ownership Interest” of a Member at any time means the legal and/or beneficial ownership interest of such Member in the Company, including all of such Member’s rights in and obligations to the Company.

“Percentage Interest” of a Member at any time means the percentage of Ownership Interest set forth in the second column opposite such Member’s name on Schedule I annexed hereto which Schedule may be amended from time to time upon admission of Additional or Substituted Members or additional Capital Contributions made by a Member.

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, limited liability partnership, trust, estate, unincorporated organization, association, corporation, institution or other entity.

“Remaining Members” has the meaning set forth in Section 11.2.

“Reserve Amount” means an amount of funds set aside or allocated to reserves which shall be maintained in amounts deemed sufficient by the Members for capital expenditures, contingent liabilities, working capital and to pay taxes, insurance, debt service and other costs and expenses incident to the Company Business.

“Terminating Interests” has the meaning set forth in Section 11.2.

“Terminating Member” has the meaning set forth in Section 8.4.